SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SOLECTRON CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOLECTRON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 12, 2006

To the Stockholders of Solectron Corporation:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Solectron Corporation (the “Company”), a Delaware corporation, will be held on Thursday, January 12, 2006, at 8:00 a.m., local time, at the Company’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, CA  95035, for the following purposes:

          1.     To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected and qualified;

          2.     To authorize the Board of Directors to amend and restate the Certificate of Incorporation of the Company to effect a reverse stock split at one of three ratios;

          3.     To ratify the appointment of KPMG LLP as the registered independent public accounting firm of the Company for the fiscal year ending August 31, 2006; and

          4.     To transact such other business as may properly come before the meeting or any adjournment thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.  Only stockholders of record at the close of business on November 18, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.

          All stockholders are cordially invited to attend the meeting in person.  However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose, or vote via the Internet or by telephone, as instructed on the proxy card.  Any stockholder attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors,

Todd DuChene
Senior VP, General Counsel and Secretary

Milpitas, California
December 8, 2005

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested either to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote via the Internet or by telephone as instructed on the enclosed card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

We are pleased to offer you the opportunity to electronically receive future Solectron proxy statements and annual reports over the Internet.  By using these services, you are not only accessing these materials more quickly than ever before, but you are also helping the Company reduce printing and postage costs associated with their distribution as well as helping preserve the earth’s valuable resources.

Our online services are available to our stockholders who have active e-mail accounts and Internet access.  To enroll in the online program: (1) go to http://www.solectron.com/investor/stock_enroll.htm, (2) click on “Enroll Now” and (3) follow the instructions.

You may also sign up for electronic delivery by following the instructions on the enclosed proxy card and voting via the Internet at www.proxyvote.com.

SOLECTRON CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

          The enclosed Proxy is solicited on behalf of Solectron Corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, January 12, 2006, at 8:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at the Company’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, CA  95035.  The Company’s telephone number is (408) 957-8500 and the Company’s website is www.solectron.com.

          These proxy solicitation materials were mailed on or about December 8, 2005 to all stockholders of record at the close of business on November 18, 2005 (the “Record Date”).  A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 26, 2005 (“Fiscal 2005”), which includes our audited financial statements, was sent to the stockholders prior to or concurrently with this Proxy Statement.

Record Date; Outstanding Shares

          Common stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  At the Record Date, 913,806,178 shares of the Company’s common stock were issued and outstanding (including 21,106,178 shares of Solectron Global Services Canada, Inc. which are exchangeable on a one-to-one basis for the Company’s common stock).

Revocability of Proxies

          Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Voting and Solicitation

          On all matters other than the election of directors, each share has one vote.  See “PROPOSAL ONE — ELECTION OF DIRECTORS — Required Vote.”

          The cost of any proxy solicitation will be borne by the Company.  In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners.  Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegraph or letter.

Quorum; Abstentions; Broker Non-Votes

          The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock issued and outstanding on the Record Date.  Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

          While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors).  In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner.  Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made.

          In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted.  Accordingly, the Company intends to treat broker non-votes in this manner.  Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Discretionary Voting Authority

          The Company has discretionary authority to vote on any matter intended to be brought before the Annual Meeting if the Company did not receive notice of such matter by the close of business on the tenth (10th) day after the date of this Proxy Statement, in accordance with the bylaws of the Company.

Deadline for Receipt of Stockholder Proposals for Fiscal 2006

          Proposals of eligible stockholders of the Company which are to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ended August 27, 2006 (“Fiscal 2006”) must be received by the Company no later than August 10, 2006 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting.  Such stockholder proposals should be submitted to Solectron Corporation at 847 Gibraltar Drive, Milpitas, CA 95035, Attention: Corporate Secretary.

          Under the Company’s bylaws, a proposal that a stockholder does not seek to include in the Company’s proxy materials for Fiscal 2006 but that may still be properly brought before the Fiscal 2006 annual meeting must be delivered to or mailed and received by the Secretary of the Company not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

          The Board of Directors of the Company (the “Board”) has determined that, except for the Chief Executive Officer, Michael Cannon, none of the director nominees to be elected to the Board at the Annual Meeting has a material relationship with the Company and that, except for Mr. Cannon, every director nominee is independent.   These determinations were made pursuant to the Company’s director independence standards, which are identical to the director independence standards set forth in the listing standards of the New York Stock Exchange (“NYSE”), as such listing standards may be amended from time to time.

          The Board held a total of 4 regular in person meetings, 4 regular telephonic meetings and 3 special telephonic meetings during Fiscal 2005.  During Fiscal 2005, each director attended more than 75% of the meetings of the Board and meetings of committees upon which such director served.

          The Board encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders.  Eight of the nine directors elected at the January 2005 Annual Meeting were in attendance at that meeting.

Board Committees

          The Board currently has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Executive Compensation and Management Resources Committee.  The current membership of each committee, the number of meetings held by each committee in Fiscal 2005 and other descriptive information is summarized below.

Director	Audit Committee	Nominating and Governance Committee	Executive Compensation and Management Resources Committee

William Hasler		Chair	X
Michael R. Cannon *
Richard A. D’Amore		X	X
Paulett Eberhart	X
Heinz Fridrich	X
William R. Graber	X
Dr. Paul R. Low		X	Chair
C. Wesley M. Scott	Chair	X
Cyril Yansouni			X
Total Meetings in
Fiscal 2005:	15	4	6

* Chief Executive Officer and currently the sole employee director of the Board

Audit Committee

          The Audit Committee oversees the Company’s internal financial control systems and procedures, is responsible for the appointment and terms of engagement of the Company’s registered independent accounting firm, reviews and approves the Company’s financial statements, and coordinates and approves the activities of the Company’s internal and external auditors.  The Board has determined that C. Wesley M. Scott, Paulett Eberhart and William R. Graber are “audit committee financial experts” and all members of the Audit Committee are “independent” as such terms are defined under the applicable regulations of the Securities and Exchange Commission (“SEC”) and the corporate governance rules of the NYSE.  The Charter for the Audit Committee, which has been approved by the Board is available on the Company’s website at www.solectron.com/about/gov.shtml.    See also “AUDIT COMMITTEE REPORT.”

Nominating and Governance Committee

          The Nominating and Governance Committee is responsible for the development of general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board, recommending director appointments to the various committees of the Board, developing corporate governance guidelines and overseeing the overall performance of the Board.  All members of the Nominating and Governance Committee are “independent” as defined under the corporate governance rules of the NYSE.  The Charter for the Nominating and Governance Committee, which has been approved by the Board, is available on the Company’s website at www.solectron.com/about/gov.shtml.

Executive Compensation and Management Resources Committee

          The Executive Compensation and Management Resources Committee is responsible for establishing compensation guidelines for the executive officers of the Company, reviewing and recommending all components of the CEO’s remuneration to the independent members of the Board for approval, reviewing and approving executive bonus plans and providing guidance with respect to other compensation issues, approving stock option grants, CEO and executive succession planning, and reviewing the performance of the CEO.  All members of the Executive Compensation and Management Resources Committee are “independent” as defined under the corporate governance rules of the NYSE.  The Charter for the Executive Compensation and Management Resources Committee, which has been approved by the Board, is available on the Company’s website at www.solectron.com/about/gov.shtml.  See also “EXECUTIVE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE REPORT.”

Director Compensation

          Directors who are not employees of the Company (“Outside Directors”) receive annual base retainers of $75,000.  The Outside Directors may make a voluntary election to receive one-third of the base retainer in fully vested and taxable common stock of Solectron.

          In addition to the base retainer, the Chairman of the Board receives an additional annual retainer of $65,000.  The Outside Director who serves as Chairman for the Audit Committee receives an additional $20,000 per annum, and the other Outside Directors who serve on the Audit Committee receive an additional $10,000 per annum.  Each Outside Director who serves as Chairman for the Executive Compensation and Management Resources Committee and the Nominating and Governance Committee receives an additional annual retainer of $13,500, and the other Outside Directors who serve on these committees receive an additional $6,500 per annum.  If an Outside Director attends more than 9 Board meetings or committee meetings in a year (the Board and each committee counted separately), the director will receive $1,000 for each in-person and $500 for each telephonic meeting attended after the ninth meeting.

          All retainers are paid quarterly, and the Outside Directors are eligible to receive reimbursement for expenses incurred in attending Board and committee meetings.  Outside Directors (other than members of the Audit Committee) may also receive consulting fees for special project assignments completed at the request of Company management.  Employee directors are not compensated for their service on the Board or on committees of the Board.

          The Outside Directors may elect to defer some or all of their cash, and any base retainer fees they elect to receive in the form of Company common stock, under our Executive Deferred Compensation Plan.

          Options to purchase shares of the Company’s common stock are granted to Outside Directors under the 2002 Stock Plan (the “Plan”) in accordance with an automatic, non-discretionary grant mechanism.  The Plan provides, with respect to Outside Directors, for an automatic, non-discretionary grant on December 1 of each year of a nonstatutory option to purchase 20,000 shares (pro rata for the portion of the first fiscal year of service as an Outside Director) of the Company’s common stock, with an initial equity grant for new Outside Directors to purchase 20,000 shares of the Company’s common stock at the commencement of their service as an Outside Director, at an exercise price equal to the fair market value on the date of grant.  Outside Directors are also eligible to receive discretionary grants under the Plan.  No discretionary grants were made to any of the Outside Directors in 2005.

Director Nomination Process

Qualifications

          The Corporate Governance Guidelines of the Company set forth the basic qualifications for members of the Board. These guidelines are available on the Company’s website at www.solectron.com/about/ gov.shtml.  Director nominees should possess the highest degree of personal and professional ethics and integrity, relevant business background and experience, and complimentary expertise in areas of importance to the Company’s business objectives.  In addition, director nominees should be committed to representing the long-term interests of all of the Company’s stockholders.

Recommendation of Director Nominees

          The Nominating and Governance Committee of the Board (the “N&G Committee”) will consider individuals recommended by the Company’s independent directors, the Company’s CEO and other executive officers, and external retained search firms engaged by the N&G Committee.  The N&G Committee will also consider potential director nominees that are properly recommended by the Company’s stockholders in accordance with the procedure set forth below under the heading “Stockholder Recommendations of Director Nominees.”  The N&G Committee applies the same evaluation process and principles to all director candidates that are properly brought to its attention, regardless of the source of the recommendation for a candidate.

Identifying and Evaluating Director Nominees

          The N&G Committee periodically assesses the appropriate size of the Board in light of the Company’s objectives and strategy, and whether any vacancies on the Board are expected due to retirement, an expansion of the size of the Board, or otherwise.  In the event that vacancies are anticipated or otherwise arise, the N&G Committee will initiate a process for identifying and evaluating director candidates.  The N&G Committee typically retains an external professional search firm to screen, identify and contact potential candidates who meet the qualifications set forth above and other qualifications or criteria that may be determined by the N&G Committee.  In determining particular search criteria or optimal candidate qualifications, the N&G Committee solicits input from the full Board and the Company’s executive management, and also takes into account the current membership of the Board with a view towards identifying opportunities to expand and balance the breadth of the Board’s experience, expertise, and diversity.  As noted above, stockholder nominees that are properly recommended to the N&G Committee, as well as recommendations from other sources, will also be evaluated for possible consideration.  Information pertaining to potential candidates is then aggregated and reviewed at regular or special meetings of the N&G Committee.  The N&G Committee provides periodic updates to the full Board on the search process.

          In the course of its review and evaluation of potential nominees, the N&G Committee obtains and reviews applicable information regarding the individuals under consideration, conducts in-person and telephonic interviews and follow-up interviews and solicits input and feedback from the Chairman of the Board, the CEO and the Executive Vice President, Human Resources, as well as the external professional search firm’s engagement manager. The professional search firm is charged with ensuring that prospective candidates would be available to join the Board when needed, and assists the N&G Committee in identifying any potential conflicts of interests or other disqualifying information about each candidate.  The N&G Committee next discusses all of the qualified candidate prospects among the committee members and with the CEO and Chairman of the Board.  The N&G Committee will ask the CEO to meet with finalist candidates to the extent that the CEO has not already done so.  Efforts are made by the N&G Committee members to reach a consensus on the candidate or candidates most suited to fulfill the Company’s selection criteria.  In the event that the N&G Committee is unable to reach a consensus, it will make its determination by majority vote.  When a determination is made, the N&G Committee formally makes its recommendation of the director nominee or nominees, as the case may be, to the full Board.

          The Board will discuss the N&G Committee’s recommendation and may request any additional information or interviews as the Board deems necessary.  The Board will then decide whether to nominate such candidate or candidates, as the case may be, in the Company’s proxy statement for election by the stockholders at the Company’s Annual Meeting.  In the rare case that a vacancy arises between Annual Meetings, the Board itself may elect a nominee to fill such vacancy in accordance with the bylaws of the Company.

Stockholder Recommendations of Director Nominees

          Any stockholder wishing to recommend a candidate as a nominee for election at the Company’s Annual Meeting of Stockholders should send a signed letter of recommendation stating the reasons for the recommendation and containing the full name and address of each proposed candidate as well as a brief biographical history setting forth past and present directorships, employment, occupations and civic activities, and any other supporting information, to be received by the Company at any time prior to the deadline set forth above under the heading “Deadline for Receipt of Stockholder Proposals for Fiscal 2006.”  As instructed under that heading, correspondence should be sent to Solectron Corporation, 847 Gibraltar Drive, Milpitas, California 95035, Attention: Corporate Secretary.

          Any stockholder recommendation should be accompanied by a written statement from the proposed director candidate consenting to be considered as a candidate and, if nominated, consenting to be named in the proxy statement and, if elected, consenting to serve as a director.

Stockholder Communications with the Board

          Stockholders may communicate with the Board and/or individual Board members by sending correspondence to such Board member(s) at the address of the Company’s headquarters which may be found at www.solectron.com/misc/contactus.htm.  All such correspondence shall be forwarded to the addressees.

Corporate Governance Principles

          Solectron has long upheld a set of basic beliefs to guide our actions. Among those beliefs is the responsibility to conduct ourselves with the highest standards of ethical behavior when relating to customers, suppliers, employees, investors and the communities where we work.  We believe our corporate governance policies and practices, some of which are discussed above and summarized below, meet or exceed the standards set forth in applicable SEC and NYSE rules and regulations currently in effect and we intend to meet or exceed all requirements of new rules and regulations as they come into effect.

Independent Directors

•	Except for our CEO, all of our Board members are independent of the Company and its management as defined by the SEC and the listing standards of the NYSE.

•

The non-management directors regularly meet in executive session, without management, as part of the normal agenda of our Board meetings.  William Hasler, who is the current Chairman of the Board, presides over these executive sessions.

Nominating and Governance Committee

•	The Nominating and Governance Committee has adopted a charter that meets NYSE listing standards.

•	Nominating and Governance Committee members all meet the applicable standards for independence as defined by the listing standards of the NYSE.

Executive Compensation and Management Resources Committee

•

Executive Compensation and Management Resources Committee (ECMRC) members all meet the applicable standards for independence as defined by the listing standards of the NYSE and by the Internal Revenue Service.

•	The ECMRC has adopted a charter that meets NYSE listing standards.

•	Incentive compensation plans are reviewed and approved by the ECMRC as part of its charter.

•

The compensation plans for the executive officers of the Company are annually reviewed and approved by the ECMRC, with the CEO’s compensation subject to further approval by the independent members of the full Board.

•	Director compensation guidelines are reviewed annually by the ECMRC, and recommended to the full Board for approval.

•	Review of the management succession plan is the responsibility of the ECMRC pursuant to our Corporate Governance Guidelines.

Audit Committee

•	The Audit Committee has established policies that are consistent with current corporate reform laws and regulations for audit committees and auditor independence.

•

Audit Committee members all meet the applicable tests for independence from Company management and requirements for financial literacy as set forth in the regulations of the SEC and the corporate governance rules of the NYSE.

•	The chair of the Audit Committee is an “audit committee financial expert” as defined in the applicable regulations of the SEC.

•

KPMG LLP, our registered independent public accounting firm, reports directly to the Audit Committee, and the Audit Committee has sole authority over the hiring and firing of KPMG, and all audit engagement fees and terms.

•	The Audit Committee meets in private session on a regular basis with the head of the Company’s internal audit function, as well as with KPMG, outside of the presence of Company management.

•

The Company’s Ethics Office maintains an independent ethics hotline (voicemail and email) to enable any employee, customer or supplier to confidentially and anonymously report questionable activities to the Audit Committee.  Instructions for accessing the hotline can be found on the Company’s website at www.solectron.com/about/gov.shtml.

Stockholder Approval of Equity Compensation Plans

•

The Company requires stockholder approval of all Company equity compensation plans and any amendments thereto, including any repricing of options contemplated by the Company, whenever  such approval is necessary under NYSE corporate governance rules.

Corporate Governance Guidelines

•	Solectron has adopted a set of Corporate Governance Guidelines that meet NYSE listing standards, including specifications for director qualification and responsibility.

•	Continuing education for directors is specified in our Corporate Governance Guidelines as being a component of the annual agenda for our Board meetings.

Code of Business Conduct and Ethics Guide

•	Solectron has adopted a Code of Business Conduct and Ethics Guide that includes a conflict of interest policy and applies to all directors, officers and employees.

•	New employees are trained in the Code of Business Conduct and Ethics Guide as part of new-employee orientation, and are required to affirm in writing their acceptance of the Code.

•

Management-level employees are required to annually reaffirm in writing their acceptance of the Code of Business Conduct and Ethics Guide, and are required to complete a conflict-of-interest questionnaire.

•

The Code of Business Conduct and Ethics Guide is available on the Company’s website at www.solectron.com/about/ gov.shtml and is available in print to any stockholder who requests it.  Such requests may be made at www.solectron.com/misc/contactus.htm.  We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding certain amendments to, or waivers from, a provision of this code of ethics by posting such information on our website, at the address and location specified above, within four business days of such amendment or waiver.

Electronic Industry Code of Conduct

•

We were one of the original drafters of the Electronic Industry Code of Conduct (EICC), which was developed by a coalition of electronic industry companies including HP, IBM, Dell, Flextronics, Celestica, Sanmina-SCI and Jabil Circuit.

•	The EICC promotes socially responsible business practices with respect to labor, worker health and safety, environmental protection and ethics.

•

Solectron’s adoption of the EICC is a further representation of the Company’s commitment to corporate social responsibility and ethical business behavior. A copy of the EICC can be found on the Company’s website at www.solectron.com/about/gov.shtml.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

          The Company’s Board currently consists of 9 persons.  All 9 positions on the Board are to be elected at this meeting.  Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company’s nominees named below.  In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy.  In the event additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxyholders.  The Company is not aware of any nominee who will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

Director Nominees

          The names of the nominees, and certain information about them, are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since

William A. Hasler	63	Chairman of the Board of the Company; Corporate Director	1998
Michael R. Cannon	53	President and Chief Executive Officer of the Company	2003
Richard A. D’Amore	52	General Partner, North Bridge Venture Partners	1985
H. Paulett Eberhart	52	Corporate Director	2005
Heinz Fridrich	72	Corporate Director	1996
William R. Graber	62	Corporate Director	2004
Dr. Paul R. Low	72	President, PRL Associates	1993
C. Wesley M. Scott	58	Corporate Director	2001
Cyril Yansouni	63	Corporate Director	2004

          Except as set forth below, each of the nominees has been engaged in his or her principal occupation set forth above during the past five (5) years.  There is no family relationship between any director or executive officer of the Company.

          Mr. William A. Hasler has served as a director of the Company since May 1998 and as Chairman of the Board since January 2003.  Mr. Hasler previously served as co-chief executive officer and Vice Chairman of Aphton Corporation, an international biotechnology firm.  Prior to joining Aphton, Mr. Hasler was Dean and Department Chair of the Haas School of Business at the University of California, Berkeley.  Mr. Hasler also serves as a director of Aphton Corporation, Stratex Networks, DiTech Communications Corporation, Genitope Corporation, Technical Olympic USA, Inc., Mission West Properties (a REIT) and The Schwab Funds (a mutual fund).  In addition, Mr. Hasler is a member of the Compensation Committee of Genitope Corporation and DiTech Corporation.

          Mr. Michael R. Cannon joined the Company in January 2003 as President and CEO and as a member of the Board of Directors and has more than 25 years of manufacturing and technology experience.  Prior to joining the Company, Mr. Cannon was President, CEO and a director of Maxtor Corporation, a provider of hard disk drives and storage systems.  Previously, Mr. Cannon was with IBM’s Storage Systems Division, where he held several senior leadership positions, including Vice President of the Personal Storage Systems Division, Vice President of Product Design and Vice President of Worldwide Manufacturing. Prior to IBM, Mr. Cannon worked at several companies in the disk drive industry, including Control Data Corporation’s Imprimis Technology spin-off.  Mr. Cannon began his career at The Boeing Company, where he held engineering and management positions in the Manufacturing Research and Development Group.  Mr. Cannon studied mechanical engineering at Michigan State University and completed the Advanced Management Program at Harvard Business School.  Mr. Cannon also serves as a director of Adobe Systems Inc. and Maxtor Corporation.

          Mr. Richard A. D’Amore has served as a director of the Company since 1985.  Mr. D’Amore has been a general partner of North Bridge Venture Partners since 1994.  Mr. D’Amore also serves as a director of Veeco Instruments, Inc., Phase Forward Incorporated and a number of private companies.

          Mr. Heinz Fridrich has served as a director of the Company since April 1996.  He has been associated with the faculty of the University of Florida since 1993 and is now Industry Professor Emeritus.  From 1950 to 1993, Mr. Fridrich held a number of manufacturing and operation management positions with IBM in Europe and the United States.  Mr. Fridrich also serves as a director of CH Energy Group Inc. and Veeco Instruments Inc.

          Mr. William R. Graber has served as a director of the Company since January 2004.  From February 2000 until his retirement in April 2004, Mr. Graber served as Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company.  From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a wide range of financial management positions at General Electric Company.  Mr. Graber holds a bachelor’s degree in mathematics from Washington State University. Mr. Graber is a member of the Financial Executives Institute and is a trustee of the Washington State University Foundation.  Mr. Graber also serves as a director of Kaiser Foundation Health Plan and Kaiser Foundation Hospitals and the Mosaic Company.

          Dr. Paul R. Low has served as a director of the Company since 1993.  He is currently President of PRL Associates, a position he has held since 1992.  Dr. Low worked for IBM from 1957 to 1992.  During his tenure at IBM, Dr. Low held senior management and executive positions with successively increasing responsibility, including President, General Technology Division and Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line.  Dr. Low also served on IBM’s corporate management board.  Dr. Low also serves as a director of Applied Materials, Inc., and Veeco Instruments, Inc.

          Mr. C. Wesley M. Scott has served as a director of the Company since 2001.  In May 2001, he was appointed a director of C-MAC Industries Inc., whose combination with the Company was completed in December 2001.  From February 2000 until March 2001, Mr. Scott was Chief Corporate Officer of BCE Inc.  From February 1999 until January 2000, Mr. Scott was Vice Chairman of Bell Canada.  From July 1995 until January 1999, Mr. Scott was Executive Vice President (Corporate) and, from April 1997 until January 1999, also Chief Financial Officer, of Nortel Networks.  Mr. Scott also serves as a trustee and chairman of Legacy Hotels Real Estate Investment Trust, and as a director of Sears Canada Ltd., CGI Group Inc. and certain subsidiary companies of Aviva plc.

          Ms. H. Paulett Eberhart has served as a director of the Company since January 2005.  Until her retirement in March 2004, she served as President, Americas at EDS.  An employee of EDS since 1978, Ms. Eberhart previously served in a number of senior executive roles, including Senior Vice President and President, Solutions Consulting; member, EDS Executive Operations Team and Investment Committee; Senior Vice President, Information Solutions, U.S.; and Senior Vice President, Finance.  Ms. Eberhart holds a bachelor of science degree from Bowling Green State University.  Ms. Eberhart previously served on the board of directors of AT Kearney, a subsidiary of EDS, and as the chair of the political action committee at EDS.  Ms. Eberhart is a member of the Financial Executives Institute and American Institute of Certified Public Accountants, and currently serves as a director of Advanced Micro Devices, Inc. and Anadarko Petroleum Corporation.

          Mr. Cyril Yansouni has served as a director of the Company since January 2004.  From 1991 to 2003, Mr. Yansouni was the Chairman of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for data storage drives, and served as both Chairman of the Board and Chief Executive Officer from 1991 to 2000.  From 1988 to 1991, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, where he served in various senior management positions, most recently as an Executive Vice President.  From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems which was acquired by Unisys Corporation in December 1988.  From 1967 to 1986, Mr. Yansouni served in a variety of technical and management positions at Hewlett-Packard Company, most recently as Vice President and General Manager of the Personal Computer Group.  Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium.  Mr. Yansouni also serves as a director of Tektronix Inc.

Required Vote

          Each stockholder voting in the election of directors is entitled to cumulate such stockholder’s votes.  Each stockholder who elects to cumulate votes shall be entitled to as many votes as equals the number of directors to be elected multiplied by the number of shares held by such stockholder, and the stockholder may cast all such votes for a single director or distribute such votes among as many candidates as the stockholder may see fit.  However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting to the Company’s Secretary prior to the voting of the intention to cumulate the votes.  The 9 nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors.  Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.  Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority (“Broker Non-Votes”), will be counted as present for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

AMEND AND RESTATE THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT AT ONE OF THREE RATIOS

General

          We are requesting stockholder approval to grant the Board of Directors the authority to effect a reverse stock split at one of three ratios: 1-for-3; 1-for-4; or 1-for-5.  The Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend and restate Solectron’s Certificate of Incorporation to effect a reverse stock split of Solectron’s common stock. If the reverse stock split is approved by the stockholders, the Board of Directors may subsequently effect, in its sole discretion, a reverse stock split based upon any of the three ratios stated above. Approval of this proposal by our stockholders would give the Board of Directors authority to implement the reverse stock split at any time prior to January 10, 2007.  In addition, notwithstanding approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

Background

          We have been a public company and have been a listed company on the New York Stock Exchange since April 21, 1992.   Since November 2000, we have had no fewer than approximately 642 million shares of common stock outstanding and currently we have approximately 914 million shares outstanding.  In order to reduce the number of shares of Solectron common stock outstanding and thereby attempt to proportionally raise the per share price of Solectron common stock, the Board of Directors believes that it is in the best interests of our stockholders for the Board of Directors to have authority to implement a reverse stock split.

          The Board of Directors believes that it is in the interest of our stockholders and Solectron for the Board to have the authority to effect the reverse stock split in an effort to return our share price and outstanding share count to a price level and share count typical of other widely owned public companies in our industry.  The Board of Directors believes that a higher share price resulting from a reverse stock split of Solectron common stock may meet investing guidelines for certain institutional investors and investment funds. The Board of Directors also believes that our stockholders will benefit from relatively lower trading costs for a higher priced stock. Furthermore, the Board of Directors believes we will benefit from reduced costs associated with stockholder communications.

          The Board would implement a reverse stock split only when the Board believes that it would optimize the long-term value of our common stock and would have the least impact on the short-term value of the stock. The Board believes it can best have the opportunity to achieve this objective if the stockholders give the Board authority to effect a reverse stock split prior to January, 10, 2007.

          The Board of Directors believes that stockholder approval of three potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the stockholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the three ratios described in this proposal.  No further action on the part of stockholders will be required to either implement or abandon the reverse stock split.  If the proposal is approved by stockholders, and the Board of Directors determines to implement any of the reverse stock split ratios, Solectron would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects.  If the Board of Directors does not implement the reverse stock split prior to January 10, 2007, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Solectron common stock (the aggregate value of all Solectron common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of Solectron common stock following the reverse stock split will either equal or exceed the current per share market price.

          There can be no assurance that the market price per share of Solectron common stock after the reverse stock split will increase in proportion to the reduction in the number of old shares of Solectron common stock outstanding before the reverse stock split. For example, based on the closing price on the NYSE of Solectron common stock on November 17, 2005 of $3.58 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-three, there can be no assurance that the post-split market price of Solectron common stock would be $10.74 per share or greater.  The market price of Solectron’s common stock will be based on Solectron’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Solectron’s common stock declines, the percentage decline as an absolute number and as a percentage of Solectron’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. In some cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split.  Accordingly, the total market capitalization of Solectron common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of Solectron common stock following the reverse stock split may not equal or exceed the market price prior to the proposed reverse stock split.  Furthermore, the liquidity of Solectron’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors.

          While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

Impact of the Proposed Reverse Stock Split if Implemented

          If approved and effected, the reverse stock split will be realized simultaneously for all shares of Solectron common stock and the ratio will be the same for all shares of Solectron common stock. The reverse stock split will affect all of Solectron’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Solectron, except to the extent that the reverse stock split would otherwise result in any of Solectron’s stockholders owning a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of Solectron common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effect of the reverse stock split will be that:

•

the number of shares of Solectron common stock issued and outstanding will be reduced proportionately, depending on the reverse stock split ratio determined by the Board of Directors.  For example, if the Board of Directors selects a reverse stock split ratio of one-for-three, the number of shares of Solectron common stock issued and outstanding as of November 18, 2005 would be reduced from approximately 914 million shares to approximately 305 million shares

•

the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Solectron common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors;

•

based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Solectron common stock, which will result in approximately the same aggregate amount being required to be paid for such options upon exercise immediately preceding the reverse stock split;

•

the number of shares reserved for issuance under the 2002 Stock Plan and 2003 Employee Stock Purchase Plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors; and

•

the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

In addition, the total number of authorized shares of Solectron common stock will be reduced proportionately, depending on the reverse stock split ratio determined by the Board of Directors.  For example, if the Board of Directors selects a reverse stock split ratio of one-for-three, the total number of authorized shares of Solectron common stock would be reduced from 1.6 billion shares to approximately 533.7 million shares

Effect on Fractional Stockholders

          You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the sale of your fractional shares will be treated as a taxable sale for federal income tax purposes.  In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below. After the reverse stock split, you will have no further interest in Solectron with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

NOTE: If you do not hold sufficient Solectron shares to receive at least one share in the reverse stock split and you want to continue to hold Solectron common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

•

purchase a sufficient number of shares of Solectron common stock so that you hold at least an amount of shares of Solectron common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Solectron common stock on a post-reverse stock split basis; or

•

if you have Solectron common stock in more than one account, consolidate your accounts so that you hold at least an amount of shares of Solectron common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of Solectron common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in Solectron’s stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where Solectron is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

Effect on Solectron Employees

          If you are a Solectron employee, the number of shares reserved for issuance under Solectron’s existing stock option plans and the employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered and Beneficial Stockholders

          Upon a reverse stock split, we intend to treat stockholders holding Solectron common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Solectron common stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Owners of Our Convertible Securities

          If you are a holder of our 0.5% Convertible Senior Notes, 3.25% Liquid Yield Option Notes or 2.75% Liquid Yield Option Notes, the number of shares of Solectron common stock into which each convertible security may be converted will be adjusted proportionately based on the reverse stock split ratio determined by the Board of Directors.

Effect on Registered “Book-entry” Stockholder

          Our registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities.  These stockholders will not have stock certificates evidencing their ownership of Solectron common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•

If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•

If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Effect on Registered Certificated Shares

•

Some of our registered stockholders hold all of their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

•

No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

•	If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Effect on Fractional Stockholders.”

          At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

          Upon the effectiveness of the reverse stock split, the total number of authorized shares of Solectron common will be reduced proportionately, depending on the reverse stock split ratio selected by the Board of Directors.  For example, if the Board of Directors selects a reverse stock split ratio of one-for-three, as of November 18, 2005, the total number of authorized shares of Solectron common stock would be reduced from 1.6 billion shares to approximately 533.7 million shares, and the number of shares of Solectron common stock issued and outstanding would be reduced from approximately 914 million shares to approximately 305 million.

Accounting Matters

          The reverse stock split will not affect the par value of Solectron common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Solectron common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Solectron common stock will be restated because there will be fewer shares of Solectron’s common stock outstanding.

Procedure for Effecting Reverse Stock Split

          If the stockholders approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to January 10, 2007, we will promptly file an Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware to amend and restate our existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing of the Restated Certificate, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Restated Certificate is set forth in Exhibit A to this proxy statement. The text of the Restated Certificate is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

          Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

          The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

          Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests sold. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of Solectron common stock by a United States holder of Solectron common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

          Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required and Recommendation of Board of Directors

          The affirmative vote of a majority of all outstanding shares of Solectron common stock entitled to vote on this proposal will be required for approval of this proposal. An abstention will have the effect of a vote against the proposal.  Since the NYSE considers this to be a routine proposal, a nominee holding shares in street name may vote for the proposal without voting instructions from the owner.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND AND RESTATE THE CERTIFICATE OF INCORPORATION OF SOLECTRON TO EFFECT A REVERSE STOCK SPLIT AT ONE OF THE FOLLOWING THREE RATIOS: 1-FOR-3; 1-FOR-4; OR 1-FOR-5.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF REGISTERED
INDEPENDENT PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed KPMG LLP, a registered independent public accounting firm, to audit the financial statements of the Company for Fiscal 2006.  KPMG has audited the Company’s financial statements since the Company’s 1985 fiscal year.  Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of KPMG.

Fees and Services

          The following table sets forth the fees for audit and other services provided by KPMG to the Company for Fiscal 2005 and Fiscal 2004:

	Fiscal 2005	Fiscal 2004

Audit fees	$13,072,000	$6,800,000
Audit-related fees	26,000	5,518,000
Tax fees	1,349,000	1,369,000
All other fees	—	26,000

Total	$14,447,000	$13,713,000

          Audit fees represent fees for the audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K, review of financial statements included in the Company’s quarterly reports on Form 10-Q, services normally provided in connection with statutory audits of certain of the Company’s foreign subsidiaries and services normally provided in connection with regulatory filings made during the fiscal year.  For Fiscal 2005, the audit fees also reflect the required audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and the KPMG independent audit of the Company’s internal control over financial reporting.

          The audit-related fees for Fiscal 2005 primarily represent fees for employee benefit audits for certain of the Company’s foreign locations.  For Fiscal 2004, the audit-related fees primarily represent stand-alone audits of the financial statements of certain business operations divested by the Company in Fiscal 2004, a vendor due diligence report for one of the divested business operations and extending the scope of testing of internal controls over certain key processes at five of the Company’s operating sites.

          Tax fees represent fees for the preparation and review of the Company’s income tax returns, and general tax planning and advice for the Company.  For Fiscal 2005, fees for the preparation and review of income tax returns were $280,000 and fees for tax planning and advice were $1,069,000.  For Fiscal 2004, fees for the preparation and review of income tax returns were $656,000 and fees for tax planning and advice were $713,000, of which $200,000 were for services that were rendered by KPMG in fiscal year 2003 relating to a re-determination of commission paid to the Company’s foreign sales corporation in fiscal year 2000.

          All other fees relate to fees for any services not included in the above categories.  In Fiscal 2004, the amount was for a Sarbanes-Oxley Section 404 software tool which the Company licensed from KPMG.

Audit Committee Pre-Approval of Audit and Non-Audit Services

          The Audit Committee pre-approves all audit and audit-related services and all non-audit services that the Company’s registered independent public accounting firm is permitted to perform for the Company under applicable laws and regulations.  The Audit Committee’s pre-approval policy provides for both specific pre-approval on a case-by-case basis of individual engagements of the registered independent public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds.  Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.  The Audit Committee has also delegated pre-approval authority to the Chair of the Audit Committee.  All services and fees authorized under the general pre-approval policy or by the Chair, as the case may be, are reported to the full Audit Committee for ratification at the Committee’s next regular meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information as of November 18, 2005 relating to the beneficial ownership of the Company’s Common Stock or shares exchangeable into the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director (or nominee), (iii) each of the current executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Name	Number of Shares Owned (1)	Right to Acquire (2)	Total		Approximate Percentage of Outstanding Shares (%) (3)

Entities associated with AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	134,701,073	—	134,701,073	(4)	14.7
Entities associated with FMR Corp. 82 Devonshire St. Boston, MA 02109	117,993,819	—	117,993,819	(5)	12.9
Entities associated with Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	67,560,600	—	67,560,600	(6)	7.4
Michael R. Cannon	869,106	4,025,000	4,894,106			*
Marc Onetto	913,000	1,260,000	2,173,000			*
Craig London	558,000	612,916	1,170,916			*
Kiran M. Patel (7)	264,512	375,000	639,512			*
David Purvis	648,000	510,000	1,158,000			*
Richard A. D’Amore	295,000	68,300	363,300			*
Dr. Paul R. Low	87,000	68,300	155,300			*
C. Wesley M. Scott	48,645	75,040	123,685			*
William A. Hasler	18,363	68,300	86,663			*
Paulett Eberhart	6,363	20,000	26,363			*
Heinz Fridrich	13,363	68,300	81,663			*
William R. Graber	31,363	40,000	71,363			*
Cyril Yansouni	6,363	40,000	46,363			*
All directors and executive officers as a group (19 persons) (7)	5,250,723	9,137,554	14,388,277		1.6

*	Less than one percent (1%).

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.  For each of Marc Onetto, Craig London and David Purvis, the number of shares owned includes  restricted stock granted subsequent to Fiscal 2005.

(2)	Shares that may be acquired through stock option exercises up to 60 days after November 18, 2005.

(3)	Calculation based on outstanding shares as of November 18, 2005.

(4)	Reflects shares held as of September 30, 2005 pursuant to a Form 13F filed by AXA Financial, Inc. on November 14 2005.

(5)	Reflects shares held as of September 30, 2005 pursuant to a Form 13F filed by FMR Corp. on November 14, 2005.

(6)	Reflects shares held as of September 30, 2005 pursuant to a Form 13F filed by Capital Research and Management Company on November 14, 2005.

(7)	Mr. Patel resigned from the Company following the end of Fiscal 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act and regulations of the SEC thereunder require the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial ownership and changes in ownership with the SEC.  Based solely on its review of copies of such forms received by the Company, the Company believes that, during Fiscal 2005, the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

Certain Relationships and Related Transactions

          The Company has previously entered into indemnification agreements with its executive officers, directors and certain key employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.  These agreements provide, among other things, for indemnification of the executive officers, directors and certain key employees in proceedings brought by third parties and in stockholder derivative suits.  Each agreement also provides for advancement of expenses to the indemnified party.  See also descriptions of arrangements between the Company and certain current executive officers as set forth below under “EXECUTIVE OFFICER COMPENSATION – Employment Agreements”.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

          The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation for services to the Company in all capacities for the fiscal years presented.

	Fiscal Year	Annual Compensation (1)		Long Term Compensation (2)		All Other Compensation ($)(3)

Name and Principal Position		Salary ($)	Bonus ($)	Restricted Stock ($)	Options (#)

Michael R. Cannon	2005	989,904	593,943	—	—	17,304
President and Chief Executive	2004	925,002	2,769,360	509,000	650,000	39,168
Officer	2003	604,809	2,000,000	4,412,689	4,500,000	5,120
Craig London	2005	420,000	151,200	—	—	20,125
Executive Vice President,	2004	397,658	380,460	152,700	190,000	23,141
Strategy, Marketing, Services and Corporate Development	2003	350,012	395,204	365,000	500,000	13,176
Marc Onetto	2005	620,769	186,231	—	—	80,290
Executive Vice President,	2004	600,000	563,013	229,050	260,000	30,440
Operations	2003	110,769	1,123,288	1,976,000	1,600,000	1,420
Kiran Patel (4)	2005	643,270	—	—	—	19,667
Executive Vice President and	2004	600,002	600,002	330,850	505,000	29,745
Chief Financial Officer	2003	595,032	316,089	547,500	750,000	13,680
David Purvis	2005	420,000	254,908	—	—	75,484
Executive Vice President,	2004	298,846	355,846	1,554,300	510,000	210,491
Design and Engineering	2003	—	—	—	—	—

(1)

Perquisites are not included since the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with regulations promulgated by the SEC; therefore, the Other Annual Compensation has not been included in this table.  Bonus compensation reported for fiscal years 2005, 2004, and 2003 was earned in that fiscal year, but may have been paid in the subsequent fiscal year or placed all or in part into the Company’s Executive Deferred Compensation Plan.

With regards to Mr. Purvis’ $254,908 bonus,  $148,154 is the remaining balance of the guaranteed bonus for his first full year of employment pursuant to the terms of his original Employment Agreement dated December 15, 2003.

(2)

The Company does not have any Long-Term Incentive Plans (LTIP) as that term is defined in regulations promulgated by the SEC.  While the Company acknowledges that it may, under applicable SEC regulations, report restricted stock awards as LTIP awards, it has elected not to do so.

(3)

Amounts primarily include the Company’s contributions to a 401(k) plan, premiums under executive group term life and disability insurance policies and car allowances.  With respect to Mr. Onetto, the amount includes a $53,634 payment relating to relocation assistance.  With respect to Mr. Purvis, the amount includes a  $58,797 payment relating to relocation assistance.

As previously disclosed, Mr. Cannon was granted a $3 million credit in the Company’s Executive Deferred Compensation Plan in fiscal year 2003 pursuant to the terms of his original employment agreement.  In Fiscal 2005, this principal vested and Mr. Cannon received a distribution of $3,461,070, which is inclusive of principal and associated investment returns under the plan.

(4)	Mr. Patel resigned from the Company following the end of Fiscal 2005.

Stock Option Grants and Exercises

          The following tables set forth, for the executive officers named in the Summary Compensation Table, the stock options granted under the Company’s stock option plans and the options exercised by such executive officers during Fiscal 2005.

          Stock Option Grants in Fiscal 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term

	Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date

Name					5%($)	10%($)

Michael R. Cannon	—	—	—	—	—	—
Craig London	—	—	—	—	—	—
Marc Onetto	—	—	—	—	—	—
Kiran Patel	—	—	—	—	—	—
David Purvis	—	—	—	—	—	—

          Aggregated Option Exercises in Fiscal 2005 and Year-End Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Total Number of Unexercised Options Held at Fiscal Year End (#)		Value of Unexercised, In-the-Money Options Held at Fiscal Year End ($)(1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael R. Cannon	—	—	3,556,250	1,593,750	319,688	175,313
Craig London	—	—	571,250	218,750	126,563	98,438
Marc Onetto	—	—	1,126,666	733,334	—	—
Kiran Patel	—	—	1,000,832	374,168	216,249	164,151
David Purvis	—	—	510,000	—	—	—

(1)

Calculated based upon the August 26, 2005 fair market value share price of $4.10 less the share price to be paid upon exercise.  There is no guarantee that if and when these options are exercised they will have this value.

Equity Compensation Plan Information

          The following table provides information as of August 26, 2005 about our common stock that may be issued upon the exercise of options granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including the 1992 and 2002 Stock Plans, and the 2003 Employee Stock Purchase Plan (ESPP), each as amended, as well as options assumed in acquisitions.  See “BOARD AND CORPORATE GOVERNANCE MATTERS – Director Compensation” for a description of the automatic, non-discretionary stock option grant mechanism for Outside Directors under the 2002 Stock Plan.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options (#)		Weighted Average Exercise Price of Outstanding Options ($)	Number of Shares Remaining Available for Future Issuance (#)

	(Shares in millions)
Equity compensation plans approved by security holders	46.3	(1)	$10.32	64	(2)
Equity compensation plans not approved by security holders	4.6	(3)	4.04	—

Total	50.9		$9.75	64

(1)

Amount includes 1,574,456 million shares underlying options assumed by Solectron that were originally granted under plans established by various companies acquired by Solectron.  Such options have an aggregate weighted average exercise price of $13.61.  No grants are made under any plans assumed by Solectron.

(2)

Shares remaining available for future issuance are under the Company’s 2002 Stock Plan.  Amount includes 12,324,930 million shares of Company common stock reserved under the Company’s 2003 ESPP for future issuance.

(3)

Amount is comprised of Michael R. Cannon’s stand-alone stock option agreement for 3,750,000 shares and Marc Onetto’s stand-alone stock option agreement for 850,000 shares.  Such agreements were entered into in connection with the employment of Messrs. Cannon and Onetto, and therefore did not require stockholder approval under the applicable NYSE rules.  The terms and provisions in these stand-alone agreements are substantially similar to the stock option agreements under the Company’s 2002 Stock Plan, with the exception that (i) Mr. Cannon’s options are subject to partial acceleration of vesting upon termination without cause, resignation for good reason, or termination due to death or disability prior to, or after 12 months following, a change of control of the Company, or full acceleration of vesting if such termination or resignation occurs within 12 months following a change of control, and (ii) Mr. Onetto’s options are subject to full acceleration of vesting upon a change of control.

Employment Agreements

          During Fiscal 2005, the Company entered into an updated form of executive Employment Agreement with each of Craig London, David Purvis and other executive officers of the Company who are not named in the “Summary Compensation Table” on page 23.  The Employment Agreement provides for: (i) an annual base salary that is consistent with the current base salary for the executive, subject to review and adjustments; (ii) participation in an executive bonus plan, on terms and conditions determined by the Executive Compensation and Management Resources Committee (the “ECMRC”); (iii) options to purchase Solectron common stock at the ECMRC’s discretion; (iv) severance benefits if the Company terminates the executive without cause prior to a change of control or after 12 months following a change of control, including (1) continuing payments of then applicable salary and target bonus for the year of termination for a period of 12 months plus one additional month for every full year of employment (not to exceed 24 months) and (2) medical and other benefits coverage for the same 12-24 month period; and (v) severance benefits if, within 12 months following a change of control, the executive is terminated without cause or resigns for good reason, including (1) average base salary rate and average annual target bonus over the lesser of the 2 year period prior to such termination or executive’s actual term of employment, (2) 100% acceleration of all then outstanding options and shares of restricted stock, and (3) medical and other benefits coverage for 36 months.

          On April 6, 2005, the employment agreement for Michael Cannon, which was originally entered into on January 6, 2003, was amended to provide for the following provision for purposes of maintaining consistency in the change of control provisions in the employment agreements for all of the Company’s executive officers: if Mr. Cannon is terminated by the Company for reasons other than “cause” or Mr. Cannon resigns for “good reason” within 12 months following a “change in control” (as each term is defined in his employment agreement), all outstanding shares of restricted stock granted after January 6, 2003 (other than those granted under his employment agreement) with an issue price per share equal to the par value of our common stock will vest and be released from the Company’s right to repurchase or reacquire such shares.  All of the original material terms of Mr. Cannon’s employment agreement remain in full force and effect. Mr. Cannon’s entire original employment agreement was filed as an exhibit to the Company’s Form 10-Q filed on April 14, 2003.

          On April 6, 2005, the employment agreement for Marc Onetto, which was originally entered into on June 18, 2003, was amended to provide for the following provision for purposes of maintaining consistency in the change of control provisions in the employment agreements for all of the Company’s executive officers: if Mr. Onetto is terminated for reasons other than “cause” or “disability” or he resigns for good reason within 12 months following the Company’s “change in control,” (as each term is defined in his employment agreement) (i) all options granted to Mr. Onetto after June 18, 2003 (other than those granted under his employment agreement) will become fully vested and exercisable, and (ii) all outstanding shares of restricted stock granted after June 18, 2003 (other than those granted under his employment agreement) with an issue price per share equal to the par value of our common stock will vest and be released from the Company’s right to repurchase or reacquire such shares.  All of the original material terms of Mr. Onetto’s employment agreement remain in full force and effect. Mr. Onetto’s entire original employment agreement was filed as an exhibit to the Company’s Form 10-K filed on November 14, 2003.

EXECUTIVE COMPENSATION AND
MANAGEMENT RESOURCES COMMITTEE REPORT

Introduction

          The Executive Compensation and Management Resources Committee (the “ECMRC”) of the Board consists of Richard A. D’Amore, William A. Hasler, Dr. Paul R. Low and Cyril Yansouni, with Dr. Low serving as Chairman.  Each member of the ECMRC is a non-employee director of the Company and is “independent” within the meaning of currently applicable NYSE corporate governance rules.  The ECMRC is responsible for reviewing and approving all aspects of compensation paid to the Company’s executive officers reporting to the Chief Executive Officer.  The ECMRC reviews and recommends all components of the Chief Executive Officers’ remuneration to the independent members of the Board for approval.  The ECMRC meets at the beginning of each fiscal year to establish target base compensation levels for the Company’s executive officers for the following fiscal year and to approve bonuses for the previous fiscal year. The ECMRC engages an independent executive compensation consultant to provide information on market data and competitive practices.

Compensation Philosophy

          The Company’s primary objectives with respect to executive compensation are to attract and retain the best possible executive talent and provide sufficient incentive to maximize the achievement of the Company’s business objectives, while strengthening the tie between management and stockholders.  In order to provide incentive to executive officers, the Company pays a significant percentage of the executives’ total compensation by means of variable performance-based cash incentives and equity awards as the long-term incentive component.  Determination of each component of variable compensation is based on an assessment of a combination of metrics and individual performance.  The amount of incentive compensation for each person in Fiscal 2005 has been determined on the basis of several indicators of corporate performance as outlined below.

Compensation Components

          The following are the key components of the Company’s executive officer compensation:

          Base Compensation.  The ECMRC establishes base salaries for executive officers based on its review of base salaries of executive officers in companies of comparable size and in similar industries.  A majority of the companies used by the ECMRC in its review of salaries of other companies are a part of the Goldman Sachs Technology Index™ used in the “Stock Performance Graph” following. Generally, the ECMRC believes that executive base salaries for executives should be established at the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies.  Consistent with the criteria set forth above and his employment agreement, Mr. Cannon’s base salary was set at $1,000,000.

          Bonuses.  Pursuant to the Company’s One Solectron Incentive Compensation Plan approved by Solectron’s stockholders at the 2002 Annual Meeting of Stockholders, annual cash bonuses are payable to the extent that annual Solectron and individual business performance objectives specified by the ECMRC are obtained.  Company and individual performance objectives may be based on a variety of metrics and factors, including Revenue, Cash to Cash, Profit Before Interest and Taxes, individual objectives and other financial and operational metrics that are indicative of stockholder value creation.  For Fiscal 2005, corporate performance measures were based on Revenue, Cash to Cash and Profit Before Interest and Taxes, as set forth in the Company’s Annual Operating Plan established by the Board and communicated by the ECMRC to bonus plan participants prior to the end of Fiscal 2004.  Individual performance was measured based on goals related to each person’s function within the organization.  Based on the Company’s performance, the ECMRC recommended to the Board that Mr. Cannon be awarded a bonus of $593,943 for Fiscal 2005, and the Board accepted the recommendation.

          Long-Term Incentive Compensation.  The ECMRC believes that long-term performance is achieved through an ownership culture that encourages long-term performance by executive officers and employees through the use of stock-based incentives.  The Solectron 2002 Stock Plan provides for long-term incentive compensation for employees of the Company, including executive officers through the use of stock based grants of both fair market value and discounted stock options.  During Fiscal 2005, no options were awarded to the named executive officers set forth in the “Summary Compensation Table” on page 22.  No options were awarded to Mr. Cannon during Fiscal 2005.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

          Section 162(m) of the Internal Revenue Code (“IRC”) limits the Company’s tax deduction to $1 million for compensation paid to certain executive officers named in the proxy unless the compensation is performance based. Bonus payments made pursuant to the One Solectron Incentive Compensation Plan for Fiscal 2005 met the performance criteria of IRC Section 162(m).  The ECMRC’s present intention is to comply with the requirements of IRC Section 162(m), unless the ECMRC determines that it is in the interests of the Company to do otherwise.

Executive Compensation and Management Resources Committee Interlocks and Insider Participation

          All members of the ECMRC meet the standards for independence from the Company as set forth in the currently applicable NYSE corporate governance rules.  The members of the Committee have never been executive officers of the Company.

Members of the Executive Compensation and Management Resources Committee

          Dr. Paul R. Low, Chairman
          Richard A. D’Amore
          William A. Hasler
          Cyril Yansouni

STOCK PERFORMANCE GRAPH

          The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the S&P 500 Index and the Goldman Sachs Technology Index™ for the five fiscal years commencing August 31, 2000 and ending August 31, 2005, assuming an investment of $100 and the reinvestment of any dividends.

          The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

CUMULATIVE TOTAL RETURN

Solectron Corporation
Goldman Sachs Technology IndexTM
S&P 500 Index

          The information contained in the Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

AUDIT COMMITTEE REPORT

          The Audit Committee oversees the internal financial control systems and procedures of the Company, is responsible for the appointment and terms of engagement of the Company’s registered independent public accounting firm, coordinates and approves the activities of the Company’s internal auditors and registered independent public accounting firm, and reviews and approves the Company’s financial statements. The Committee reviews with management, the registered independent public accounting firm, and the internal auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the registered independent public accounting firm’s opinion about management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

          The Audit Committee operates under a duly adopted charter which is reviewed on an annual basis and is available on the Company’s website at www.solectron.com/about/gov.shtml. The Audit Committee met a total of 15 times in Fiscal 2005 and has determined that it fulfilled the duties and responsibilities set forth in the charter.

          The Board has determined in its annual review that all members of the Audit Committee are “independent” as such term is defined under the applicable regulations of the SEC and the corporate governance rules of the NYSE.  In addition, the Board has determined that each of C. Wesley M. Scott, Paulett Eberhart and William R. Graber is an “audit committee financial expert” as defined by applicable SEC rules.

          The Audit Committee relies on the expertise and knowledge of Company management, the internal auditors and the Company’s registered independent public accounting firm in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal control.  The Company’s registered independent public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.  KPMG is also responsible for expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

          The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in its Annual Report on Form 10-K.  The Committee took a number of steps in making this recommendation for Fiscal 2005.  First, the Audit Committee discussed with KPMG those matters KPMG is required to communicate to and discuss with the Audit Committee by Statement on Auditing Standards Board Standard No. 61, as amended (“Communication with Audit Committees”), including information concerning the scope and results of the audit.  Second, the Audit Committee discussed KPMG’s independence with KPMG and received a letter from KPMG regarding its independence as required by the Independence Standards Board Standard No. 1, as amended (“Independence Discussions with Audit Committees”).  Finally, the Audit Committee reviewed and discussed with Company management and KPMG, Solectron’s audited consolidated balance sheets at August 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended August 31, 2005.  Based on these reviews and discussions, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that Solectron’s Annual Report on Form 10-K include these financial statements.

Members of the Audit Committee

          C. Wesley M. Scott, Chairman
          Paulett Eberhart
          Heinz Fridrich
          William R. Graber

OTHER MATTERS

          The Company knows of no other matters to be submitted at the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Todd DuChene
Senior VP, General Counsel and Secretary

Dated: December 8, 2005

EXHIBIT A

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

          Solectron Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

          1.          The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on January 27, 1997.

          2.          The Corporation corrected its Certificate of Incorporation by filing a Corrected Certificate of Incorporation with the Delaware Secretary of State on October 20, 1997.

          3.          The Corporation amended its Certificate of Incorporation by filing a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State on February 2, 1998.

          4.          The Corporation further amended its Certificate of Incorporation by filing a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State on January 27, 1999.

          5.          The Corporation further amended its Certificate of Incorporation by filing a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State on January 20, 2000.

          6.          The Corporation further amended its Certificate of Incorporation by filing a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State on January 24, 2001.

          7.          Pursuant to Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.  Pursuant to Sections 242 and 228 of the DGCL, this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation.

          8.          The text of this Amended and Restated Certificate of Incorporation is as follows:

ARTICLE I

          The name of this corporation is Solectron Corporation.

ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

          The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

          A.          Authorized Capital Stock.

                       1.          The Corporation is authorized to issue two classes of shares: Common Stock and Preferred Stock. The total number of shares which the Corporation is authorized to issue is [_________ (__________)] 1 shares. The number of shares of Common Stock authorized is [__________ (____________)] 2 shares, $0.001 par value.  The number of shares of Preferred Stock authorized is [__________ (__________)] 3 shares, $0.001 par value.

                       2.          The shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

                       3.          For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series.  If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          B.          Reverse Stock Split.

                       1.          Upon the effectiveness of this Amended and Restated Certificate of Incorporation pursuant to the DGCL (the “Effective Date”), (i) every [___________ (__________)] 4 shares of the Corporation’s Common Stock, par value $0.001 per share issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) will be automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.001, of the Corporation (the “New Common Stock”) and (ii) every [___________ (__________)] 5 shares of the Corporation’s Series A Participating Preferred Stock, par value $0.001 per share issued and outstanding immediately prior to the Effective Date will be automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Series A Participating Preferred Stock, par value $0.001, of the Corporation (such combinations and conversions, the “Reverse Stock Split”).

[1]

In connection with the reverse stock split, the current total number of authorized shares, 1,601,200,000, will be reduced proportionately, depending on the reverse stock split ratio (1-for-3, 1-for-4 or 1-for-5) selected by the Board of Directors.  The total authorized share amount to be inserted in the Amended and Restated Certificate of Incorporation as actually filed with the Delaware Secretary of State will therefore be 533,733,733; 400,300,000; or 320,240,000.

[2]

The current number of authorized shares of Common Stock, 1,600,000,000, will be reduced proportionately, depending on the reverse stock split ratio selected by the Board of Directors.  The amount to be inserted in the Amended and Restated Certificate of Incorporation as actually filed with the Delaware Secretary of State will therefore be 533,333,333; 400,000,000; or 320,000,000.

[3]

The current number of authorized shares of Preferred Stock, 1,200,000, will be reduced proportionately, depending on the reverse stock split ratio selected by the Board of Directors.  The amount to be inserted in the Amended and Restated Certificate of Incorporation as actually filed with the Delaware Secretary of State will therefore be 400,000; 300,000; or 240,000.

[4]

The number to be inserted in the Amended and Restated Certificate of Incorporation as actually filed with the Delaware Secretary of State will be either 3, 4 or 5, depending on the reverse stock split ratio selected by the Board of Directors.

[5]	Same as footnote 4.

                      2.          Notwithstanding the immediately preceding provision, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Computershare, the Corporations’ transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.

ARTICLE V

          A.          The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the Corporation

          B.          At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

          C.          Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins.

          D.          At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

          E.          Vacancies occurring on the Board of Directors may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation at which the directorship is to be elected and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

          A.          To the fullest extent permitted by the DGCL as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          B.          Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

          A.          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

          B.          Stockholders of the Corporation may take action by written consent in lieu of a meeting.

          C.          Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the corporation.

ARTICLE VIII

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

          The Corporation is to have perpetual existence.

ARTICLE X

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, Solectron Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned this ___ day of ____________.

SOLECTRON CORPORATION

By:

Name:
Title:

SOLECTRON CORPORATION C/O COMPUTERSHARE P.O. BOX 43004 PROVIDENCE, RI 02940-3004	VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to significantly reduce the costs incurred by Solectron Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote these shares using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Solectron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SOLTR1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

SOLECTRON CORPORATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

Election of Directors
1.	To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected and qualified.				For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	01)	William A. Hasler	06)	William R. Graber
	02)	Michael R. Cannon	07)	Dr. Paul R. Low	☐	☐	☐
	03)	Richard A. D’Amore	08)	C. Wesley M. Scott
	04)	H. Paulett Eberhart	09)	Cyril Yansouni
	05)	Heinz Fridrich

Vote On Proposal		For	Against	Abstain

2.	To authorize the Board of Directors to amend and restate the Certificate of Incorporation of the Company to effect a reverse stock split at one of three ratios.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as the registered independent public accounting firm of the Company for the fiscal year ending August 31, 2006.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE, SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SOLECTRON CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held January 12, 2006

The undersigned hereby appoints Michael R. Cannon and Warren Ligan, and each of them, with full power of substitution, to represent the undersigned, and to vote all of the shares of stock in Solectron Corporation (the “Company”), a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, CA 95035 on Thursday, January 12, 2006 at 8:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals set forth on the reverse side, and as more particularly described in the Proxy Statement of the Company dated December 8, 2005 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s Annual Report for the fiscal year ended August 31, 2005.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

847 Gibraltar Drive Milpitas, California 95035
408.957.8500 TEL

RECEIVE YOUR ANNUAL MATERIALS ELECTRONICALLY

December 8, 2005

Dear Solectron Shareholder:

We are pleased to offer you the opportunity to electronically receive future Solectron proxy statements and annual reports over the Internet.  By using these services, you are not only accessing these materials more quickly than ever before, but you are also helping Solectron reduce printing and postage costs associated with their distribution as well as helping preserve the earth’s

Our online services are available to our shareholders who have active e-mail accounts and Internet access.  To enroll in the online program, and to view a listing of participating brokerage firms:

1.	Go to http://www.solectron.com/investor/stock_enroll.htm
2.	Click on “Enroll now”
3.	Follow the instructions.

If you have accounts with multiple brokers, you need to complete the process for each brokerage account.  Upon completion of your enrollment, you will receive an e-mail confirming your election to use the online services.

By taking advantage of these online services, your election will apply to not only the Solectron shares held in your bank or brokerage accounts, but also to the securities of any other companies in your account that offer shareholder communications over the Internet.  Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel it.

In addition, for directions on voting your proxy online, refer to the voting instructions on the enclosed proxy card.

We are pleased to offer these services to our shareholders and encourage you to participate.

Sincerely,

Todd DuChene
Senior Vice President, General Counsel and Secretary

www.solectron.com